Potomac Funds
(“Registrant”)
Form N-SAR
File No. 811-08243
For the Semi-annual Period Ended August 31, 2004

Exhibit Index

Sub-Item 77L: Changes in Accounting Principles and Practices

Sub-Item 77L: Changes in Accounting Principles and Practices

Effective September 1, 2003 the Funds changed their accounting method for all swap contracts. Adopting this change in accounting method does not affect a Fund’s net asset value, but changes the classification of the interest and dividend components of the swap contracts to realized or unrealized gain/loss from net investment income in the Statement of Operations. For the period ended August 31, 2004, the realized gain/loss on swaps increased/decreased by $13, 828, ($189,981), and ($66,786) for the U.S./Short Fund, Small Cap Plus Fund, and the Small Cap/Short Fund, respectively. For the period ended August 31, 2004, the unrealized gain/loss on swaps increased/decreased by ($3,481) and ($2,173) for the Small Cap Plus Fund and the Small Cap/Short Fund, respectively.

Exhibit - Sub-Item 77L